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Exhibit 2

Margaret M. Mann, State Bar No. 099054
Kathryn M.S. Catherwood, State Bar No. 149170
Christopher Celentino, State Bar No. 131688
LUCE, FORWARD, HAMILTON & SCRIPPS LLP
600 West Broadway, Suite 2600
San Diego, California 92101-3391
Telephone No.: (619) 699-2546
Fax No.: (619) 232-8311

Diana L. Donabedian, State Bar No. 191384
LUCE, FORWARD, HAMILTON & SCRIPPS LLP
Rincon Center II, 121 Spear Street, Suite 200
San Francisco, California 94105
Telephone No.: (415) 356-4600
Fax No.: (415) 356-4610

Counsel for Debtor and Debtor-in-possession CinemaStar Luxury Theaters, Inc.

UNITED STATES BANKRUPTCY COURT
Southern District of California

In re	CASE NO. 01-00110-JM11
CINEMASTAR LUXURY THEATERS, INC., a Delaware corporation,	Chapter 11 The Hon. James W. Meyers
Debtor.	SECOND AMENDED PLAN OF REORGANIZATION FILED BY CINEMASTAR LUXURY THEATERS, INC., ORIGINALLY DATED AND FILED JUNE 4, 2001
Tax I.D. No.: 33-0451054	DATE: September 12, 2001 TIME: 10:00 a.m. CTRM: One

TABLE OF CONTENTS

I.	INTRODUCTION		1
II.	DEFINITIONS		1
	2.1	Administrative Claims	1
	2.2	Allowance Date	1
	2.3	Allowed Claim	1
	2.4	Assets	1
	2.5	Ballot Date	2
	2.6	Bankruptcy Code	2
	2.7	Bankruptcy Court	2
	2.8	Bankruptcy Rules	2
	2.9	Case	2
	2.10	Claim	2
	2.11	Claims Objection Bar Date	2
	2.12	Claims Bar Date	2
	2.13	Class 4 Note	2
	2.14	Common Stock	2
	2.15	Confirmation Date	2
	2.16	Confirmation Order	3
	2.17	Convenience Claim	3
	2.18	Debtor	3
	2.19	Disclosure Statement	3
	2.20	Disputed Claim	3
	2.21	Effective Date	3
	2.22	Elective Creditor Distribution Fund	3
	2.23	Elective Treatment	3
	2.24	Excess Cash	3
	2.25	Executory Contract	3
	2.26	Final Order	3
	2.27	Gross Receipts Management Contract	4
	2.28	Holder	4
	2.29	Initial Distribution Date	4
	2.30	Interest	4
	2.31	1933 Act	4
	2.32	1934 Act	4
	2.33	Old Common Stock	4
	2.34	Person	4
	2.35	Petition Date	4
	2.36	Plan	4
	2.37	Plan Term	4
	2.38	Priority Claims	5
	2.39	Pro Rata	5
	2.40	Professional	5
	2.41	Proof of Claim	5
	2.42	Proponent	5
	2.43	Record Date	5
	2.44	Reorganized Debtor	5
	2.45	SCP	5
	2.46	SEC	5
	2.47	Secured Claim	5
	2.48	Semi-Annual Distribution Fund	6

	2.49	Series A Preferred Stock	6
	2.50	Tax Claim	6
	2.51	Theater Level Cash Flow ("TLCF")	6
	2.52	Unsecured Claim	6
	2.53	Unexpired Lease	6
	2.54	Working Capital	6
III.	DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS		6
	3.1	Class 1	7
	3.2	Class 2	7
	3.3	Class 3 Convenience Class	7
	3.4	Class 4	7
	3.5	Class 5	7
	3.6	Class 6	7
IV.	TREATMENT OF CLAIMS AND INTERESTS		7
	4.1	Unclassified Claims	7
		4.1.1 Administrative Claims	7
		4.1.2 Allowed Tax Claims	7
	4.2	Classified Claims	8
		4.2.1 Class 1 (Priority Claims)	8
		4.2.2 Class 2 (Secured Creditors)	8
		4.2.3 Class 3 (Convenience Claims)	9
		4.2.4 Class 4 (General Unsecured Claims)	10
		4.2.5 Class 5 (Specified Allowed Unsecured Claims)	11
		4.2.6 Class 6 (Equity Holders)	12
V.	WORKING CAPITAL LINE AND CAPITAL CONTRIBUTION		12
	5.1	Working Capital Line	12
	5.2	Capital Contribution	13
VI.	CONDITION TO CONFIRMATION		14
VII.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		15
	7.1	Assumption of Executory Contracts and Unexpired Leases	15
	7.2	Cure of Defaults	15
VIII.	MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN		15
	8.1	Continuity of Corporation	15
	8.2	Authority to Effectuate Plan	16
	8.3	Payment of Administrative Expenses	16
	8.4	Payment of Initial Distribution	16
	8.5	Payment of Convenience Claims	16
	8.6	Post-Confirmation Existence of the Creditors' Committee	16
IX.	RESOLUTION OF CLAIMS		17
	9.1	Time for Filing Administrative Claims	17
	9.2	Objection Deadline	17
	9.3	Settlement of Certain Claims	17
X.	DISBURSEMENTS UNDER THE PLAN		17
	10.1	Obtaining Cash and Distribution of Cash	18
	10.2	Delivery of Distributions; Unclaimed Property; Undeliverable Distributions	18
	10.3	Manner of Payments Under the Plan	44

	10.4	Setoffs	44
XI.	CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN		45
XII.	CRAM DOWN REQUEST		46
XIII.	RETENTION OF JURISDICTION		46
XIV.	MISCELLANEOUS PROVISIONS		46
	14.1	Governing Law	46
	14.2	Headings	47
	14.3	Revocation	47
	14.4	Successors and Assigns	47
	14.5	Time	48
	14.6	Construction	48
	14.7	Amendments	48
	14.8	No Interest or Attorneys' Fees	49
	14.9	Exculpation	49
	14.10	Retiree Benefits	50
	14.11	Compliance with Tax and Governmental Requirements	50
	14.12	Further Actions	51
	14.13	Plan Controls	51
	14.14	Injunction Against Claims Against the Reorganized Debtor	51
	14.15	Plan is Binding on All Parties	52
	14.16	Limitation of Liability	53
	14.17	Notice of Default	54
	14.18	Tax Returns	54

I.
INTRODUCTION

    CinemaStar Luxury Theaters, Inc., a Delaware corporation, as debtor and debtor-in-possession in the above-captioned case (the "Debtor") proposes this Second Amended Plan Of Reorganization (the "Plan") for the resolution of the outstanding creditor claims against, and equity interests in, the Debtor. The Debtor has prepared a First Amended Disclosure Statement (the "Disclosure Statement") which contains a discussion of the Debtor's history, businesses, consolidated results of operations, historical financial information, projections, and properties, and a summary and analysis of the Plan. All Classes of Creditors, with the exception of Class 1 (Priority Claims) and Class 5 (Landlord Claims), are impaired and will be entitled to vote on confirmation of the Plan. The Class of Interest Holders is also impaired and will be entitled to vote on confirmation of the Plan. All impaired Creditors and Interest Holders should review the Disclosure Statement before voting to accept or reject the Plan. No solicitation materials other than the Disclosure Statement and related materials transmitted therewith and approved by the Bankruptcy Court have been authorized for use in soliciting acceptances or rejections of the Plan, and the Disclosure Statement should not be used for any other purpose.

II.
DEFINITIONS

    The following terms used in the Plan shall have the meanings specified below, and such meanings shall be equally applicable to both the singular and plural forms of such terms, unless the context otherwise requires. Terms defined in the Disclosure Statement shall have the same meanings as in the Plan. Any term used in the Plan, whether or not capitalized, which is not defined in the Plan or Disclosure Statement, but which is defined in the Bankruptcy Code or Bankruptcy Rules, has the meaning set forth in the Bankruptcy Code or the Bankruptcy Rules.

2.1 Administrative Claims

    Any cost or expense of administration of the Case entitled to priority in accordance with the provisions of sections 503(b) and 507(a)(1) of the Bankruptcy Code.

2.2 Allowance Date

    The date a Claim becomes an Allowed Claim.

2.3 Allowed Claim

    Either (i) a Claim against Debtor, proof of which was timely filed, as to which no objection has been interposed by the Claim Objection Bar Date; or (ii) a Claim as to which any objection has been interposed by the Claim Objection Bar Date, to the extent such Claim has been allowed in whole or in part by a Final Order of the Bankruptcy Court.

2.4 Assets

    All of the right, title and interest of Debtor in any and all assets and property, whether tangible, intangible, real or personal, that constitute property of Debtor (as noted) within the purview of Bankruptcy Code § 541, including but not limited to (1) causes of action against former officers and directors of Debtor, (2) causes of action against former professionals who represented Debtor prior to the Petition Date, (3) bankruptcy avoidance actions, and (4) causes of action against creditors of the Estate.

2.5 Ballot Date

    August 27, 2001, at 5:00 p.m. (PDT) or as otherwise set by the Court.

2.6 Bankruptcy Code

    The Bankruptcy Reform Act of 1978, as amended, Title 11, United States Code.

2.7 Bankruptcy Court

    The United States Bankruptcy Court for the Southern District of California.

2.8 Bankruptcy Rules

    The Federal Rules of Bankruptcy Procedure, as amended and promulgated under Section 2075, Title 28, United States Code, and the local rules of the Bankruptcy Court.

2.9 Case

    The bankruptcy case of In re CinemaStar Luxury Theaters, Inc., Case No. 01-00110-JM11, pending in the United States Bankruptcy Court for the Southern District of California before the Honorable James W. Meyers.

2.10 Claim

    Any right to payment from the Debtor or the estate, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtor or the estate, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

2.11 Claims Objection Bar Date

    The last date for filing an objection with respect to any Proof of Claim (other than with respect to Administrative Claims or Rejection Claims) or Interest, which date shall be the later of 20 days after the Effective Date or 20 days after the date such Proof of Claim or Interest is timely filed and served on Debtor's Counsel pursuant to the terms of this Plan.

2.12 Claims Bar Date

    March 19, 2001.

2.13 Class 4 Note

    A promissory note issued by the Reorganized Debtor, on the terms, and pursuant to, Section 4.2.4.1 hereof.

2.14 Common Stock

    The common stock of the Reorganized Debtor to be issued as of the Effective Date and authorized and distributed in the manner provided by the Plan.

2.15 Confirmation Date

    The date upon which the Bankruptcy Court enters the Confirmation Order.

2.16 Confirmation Order

    The order of the Bankruptcy Court confirming the Plan.

2.17 Convenience Claim

    Either (1) an Unsecured Claim against the Debtor of $1,650.00 or less, or (2) the Claim of a claimant who elects to reduce its Claim to $1,650.00. All Unsecured Claims of one Holder shall be aggregated for determining the $1,650.00 or a lesser limit.

2.18 Debtor

    CinemaStar Luxury Theaters, Inc., a Delaware corporation, as debtor and debtor-in-possession in the Case.

2.19 Disclosure Statement

    The Disclosure Statement and all supplements and exhibits thereto, that relate to the Plan and that are approved by the Bankruptcy Court pursuant to Bankruptcy Code § 1125, as the same may be amended from time to time.

2.20 Disputed Claim

    A Claim that is not an Allowed Claim or not disallowed by Final Order.

2.21 Effective Date

    The first business day that is the later of (a) 13 days after the Confirmation Date, and (b) on which all conditions in Article XI of the Plan have been satisfied or waived as provided in the Plan.

2.22 Elective Creditor Distribution Fund

    The Elective Creditor Distribution Fund in the amount established by Reorganized Debtor pursuant to Section 5.2 of the Plan for payment to Holders who elect the cash payment under the Elective Treatment of Allowed Claims in Class 4.

2.23 Elective Treatment

    The treatment afforded to Creditors under Section 4.2.4.2.

2.24 Excess Cash

    The amount of cash contributed by the Debtor to the Semi-Annual Distribution Fund any time the Debtor's quarter-end Working Capital, maintained in the ordinary course of business, is in excess of $2,000,000, as specified in Section 5.1. Ordinary course of business shall not include any insider transfer or transaction or the purchase or construction of new theaters.

2.25 Executory Contract

    Any contract entered into by the Debtor prior to the Petition Date, specifically excluding all of the contracts and agreements entered into after the Petition Date and prior to the Confirmation Date.

2.26 Final Order

    An order or judgment of a court of competent jurisdiction, including the Bankruptcy Court and the United States District Court for the Southern District of California, which is no longer subject to appeal or certiorari proceeding, is not the subject of a stay, and as to which no appeal or certiorari proceeding is pending.

2.27 Gross Receipts Management Contract

    A contract whereby the Debtor receives a fee for management of a theater location, which fee is paid on a percentage of Gross Revenue.

2.28 Holder

    The record owner of any Claim or Interest.

2.29 Initial Distribution Date

    The first business day which occurs five days after the Effective Date.

2.30 Interest

    An ownership interest in the Debtor as evidenced by the capital stock of the Debtor and any rights to any dividends or distributions with respect to such capital stock as a result of such ownership, or any warrant or right, other than a right to convert, to purchase, sell or subscribe to any other share, security or ownership interest in capital stock of the Debtor.

2.31 1933 Act

    The Securities Act of 1933 as amended from time to time.

2.32 1934 Act

    The Securities Exchange Act of 1934 as amended from time to time.

2.33 Old Common Stock

    An ownership interest of common stock in the Debtor and any rights to any dividends or distributions with respect to such common stock as a result of such ownership.

2.34 Person

    An individual, a corporation, a partnership, a limited liability corporation, a limited liability partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, a government or any political subdivision thereof or other entity.

2.35 Petition Date

    January 4, 2001.

2.36 Plan

    This plan of reorganization, as the same may be amended or modified by the Debtor from time to time.

2.37 Plan Term

    Five years from the Effective Date.

2.38 Priority Claims

    All Claims that are entitled to priority pursuant to Bankruptcy Code § 507(a) or (b) and that are not Administrative Claims or Tax Claims.

2.39 Pro Rata

    Proportionately, so that a distribution with respect to an Allowed Claim of a particular Class (as those Classes are set forth in the Plan) bears the same ratio to all distributions (and, in the case of Disputed Claims, allocations) on account of a particular Class, as the dollar amount or other unit of such Allowed Claim bears to the dollar amount or other unit of all Allowed Claims and Disputed Claims in such Class.

2.40 Professional

    A person retained or to be compensated pursuant to Bankruptcy Code §§ 327, 328, 330, 503(b)(2) and (4), 1103, and/or 1107(b).

2.41 Proof of Claim

    Any written statement filed by the Claims Bar Date under oath in the Case by a Holder of a Claim in which such Holder sets forth, in a manner sufficient to comply with applicable law, the amount owed and a description of the Claim in sufficient detail to identify the basis for a Claim.

2.42 Proponent

    CinemaStar Luxury Theaters, Inc., a Delaware corporation, as debtor and debtor-in-possession in the Case.

2.43 Record Date

    July 14, 2001.

2.44 Reorganized Debtor

    CinemaStar Luxury Theaters, Inc., the Delaware corporation that shall operate as the Reorganized Debtor pursuant to the confirmed Plan as set forth in the Confirmation Order, or the successor thereto.

2.45 SCP

    SCP Private Equity Partners, LP and CinemaStar Acquisition Partners, LLC.

2.46 SEC

    The Securities and Exchange Commission.

2.47 Secured Claim

    A Claim that is secured by a valid, perfected, enforceable and non-avoidable lien on any Assets of the Debtors or that is subject to setoff under Bankruptcy Code § 553, to the extent of the value of the interest of the Holder of such Claim in the Debtor's interest in the Assets subject to such lien or to the extent of the amount of the setoff, as applicable; provided, however, that if the Holder's Class timely elects application of Bankruptcy Code § 1111(b)(2), each Holder's Claim in such Class shall be a Secured Claim in the full amount of the Holder's Allowed Claim, in accordance with Bankruptcy Code § 1111(b)(2).

2.48 Semi-Annual Distribution Fund

    The fund set up for payment of Allowed Class 4 Claims pursuant to the "General Treatment" set forth in Section 4.2.4.1 hereof.

2.49 Series A Preferred Stock

    The preferred stock of the Reorganized Debtor to be issued as of the Effective Date and authorized and distributed in the manner provided by the Plan.

2.50 Tax Claim

    Any Claim for an amount entitled to priority under Bankruptcy Code § 507(a)(7).

2.51 Theater Level Cash Flow ("TLCF")

    The annualized net cash left over on a per-theater basis after deduction of theater-specific expenses, but exclusive of G&A and other company-wide expenses.

2.52 Unsecured Claim

    A Claim that is neither a Secured Claim nor entitled to priority under the Bankruptcy Code or an order of the Bankruptcy Court (whether the result of a motion to allow or disallow such claim, objection to claim, or otherwise), but excluding Claims that are subordinated pursuant to Bankruptcy Code § 510.

2.53 Unexpired Lease

    Any unexpired lease entered into by the Debtor prior to the Petition Date, specifically excluding all of the contracts and agreements entered into after the Petition Date and prior to the Confirmation Date.

2.54 Working Capital

    Current assets less current liabilities.

III.
DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS

    The following is the designation of the Classes of Claims and Interests under the Plan. Administrative Claims, Priority Tax Claims and Secured Tax Claims have not been classified and are excluded from the following Classes in accordance with Bankruptcy Code § 1123(a)(1), and will be treated in the manner set forth in Article IV below.

    A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in a different Class to the extent that any remainder of the Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied before the Effective Date or such other date as determined by the Proponent in its sole discretion. Claims set forth in Classes 2, 3, 4 and 6 are impaired and shall be entitled to vote to accept or reject the Plan. Classes 1 and 5 are unimpaired and shall be deemed to have accepted the Plan. For purposes of voting, a Claim shall be temporarily deemed an Allowed Claim, if no objection is pending on the Ballot Date. A Claim which is deemed an Allowed Claim for voting purposes which is later objected to will be resolved on its merits.

3.1 Class 1

    Class 1 consists of all Priority Claims against Debtor. Class 1 is unimpaired.

3.2 Class 2

    Class 2 consists of two subclasses: Class 2(a) consists of the Secured Claims of Union Bank of California N.A. and Class 2(b) consists of the Secured Claim of SCP. Class 2(a) and Class 2(b) are impaired.

3.3 Class 3 Convenience Class

    Class 3 consists of all Allowed Convenience Claims (claims under $1,650) against Debtor. Holders of Allowed Claims in other Classes may elect to reduce their Claim to $1,650 and be treated as a Class 3 Claim. Class 3 is impaired.

3.4 Class 4

    Class 4 consists of the Unsecured Claims of Creditors of Debtor that are not included in any other Class. Class 4 is impaired.

3.5 Class 5

    Class 5 consists of the Unsecured Claims of Landlords who have entered into post-Petition lease Amendments with the Debtor, which amendments have been or will be approved by the Bankruptcy Court pursuant to the Plan or otherwise. The Landlords are: Coudures Family Ltd. Partnership (Perris), Economic Development Agency for the City of San Bernardino (S.B.) and Oceanside Mission Marketplace, Inc. (MM13). Class 5 is unimpaired.

3.6 Class 6

    Class 6 consists of the Interests in Debtor held by SCP and others, on account of equity ownership of Debtor. Class 6 is impaired.

IV.
TREATMENT OF CLAIMS AND INTERESTS

4.1 Unclassified Claims

  4.1.1  Administrative Claims

    Professionals hired by the Debtor and the Official Committee of Unsecured Creditors have Administrative Claims against the Debtor. Allowed Administrative Claims are paid in full in cash on the later of the Initial Distribution Date or within 30 days after entry of an order allowing such claim, unless the Holders thereof have agreed to a different treatment.

  4.1.2  Allowed Tax Claims

    Each Holder of a Priority Tax Claim or Secured Tax Claim (collectively, "Allowed Tax Claims") shall receive deferred cash payments in equal quarterly installments over a period of six years from the earlier of the date of assessment of such Claim, or the Initial Distribution Date, or the date on which such Tax Claim becomes Allowed, in an aggregate amount equal to the amount of such Allowed Tax Claim, plus interest from the Petition Date on the unpaid portion thereof, without penalty of any kind, at an interest rate equal to the six (6) month United States Treasury bill rate in effect as of the Effective Date (or such other interest rate as the Bankruptcy Court may approve). The first installment will be made (i) in the case of Priority Tax Claims and Secured Tax Claims that are not disputed by Debtors, on the first business day following the end of the first full fiscal quarter following the Effective Date, (ii) in the case of Priority Tax Claims and Secured Tax Claims that are disputed by the Debtor, on the first business day following the end of the first full fiscal quarter following the date such Priority Tax Claim or Secured Tax Claim becomes Allowed, or (iii) at such other time or times as may be agreed with the Holder of such Allowed Tax Claim. Notwithstanding the foregoing, the Reorganized Debtor shall have the right to pay any Allowed Tax Claim, or any remaining unpaid balance of such Allowed Claim, in full, at any time on or after the Effective Date without premium or penalty. As of the Effective Date, all liens securing said Allowed Tax Claims shall thereupon be released and extinguished and all property of Debtor that secures the Allowed Tax Claims shall thereupon be free and clear of any liens, Claims, and encumbrances of the Holder of such Allowed Tax Claims. Any Claim or demand for penalty, and all liens created with respect to such Allowed Tax Claims, shall be discharged by virtue of confirmation of the Plan and Bankruptcy Code § 1141(d)(1), and the Holder of an Allowed Tax Claim shall not assess or attempt to collect such penalty from the Reorganized Debtor. Failure by the Debtor to make a payment required hereunder shall be a default under the Plan and if not cured in 30 days after service of written notice of such default, the creditors may enforce their rights as allowed hereunder.

    Debtor does not believe there are any claims that fall into this category, as Debtor was current on all taxes as of the Petition Date; however, the County of San Bernardino has filed a claim in this case for approximately $280,000.00, which Debtor believes, at best, is no more than $102,000.00 and to which the Debtor intends to object.

    The County of San Diego and the County of Riverside have also asserted secured real property and personal property tax liens as follows: County of San Diego: secured personal property lien of $21,649.14 and $16,010.42 in real property liens for a total of $37,659.56. Riverside County asserts personal property lien of $59,688.29.

4.2 Classified Claims

  4.2.1  Class 1 (Priority Claims)

    As soon as practicable after each such Claim is Allowed by Final Order, each Holder of an Allowed Class 1 Claim will be paid in cash without interest, by the Reorganized Debtor on the later of (i) the Initial Distribution Date, (ii) as soon as practicable after such Claim is allowed by Final Order, or (iii) the date on which such Allowed Claim is due and payable in the ordinary course of business.

  4.2.2  Class 2 (Secured Creditors)

    Class 2 consists of the Allowed Secured Claims against the Debtor. Class 2(a) consists of the Allowed Secured Claim of Union Bank of California, N.A. ("UBOC"). Class 2(b) consists of the Allowed Secured Claim of SCP.

  4.2.2.1  Class 2(a)

    As of the Confirmation Date, the Debtor expects the balance owing to UBOC to be approximately $1,475,000.00 (U.S.) plus attorneys' fees estimated at $35,000.00. Prior to the Effective Date, UBOC shall have already received a cash principal pay-down in the amount of $280,000.00, which includes amounts received from previous court-approved sales of certain personal property of the Debtor. On the Effective Date, UBOC shall receive a lump sum principal reduction payment in the amount of $600,000.00 (U.S.) bringing the balance due and owing to UBOC to approximately $875,000.00. UBOC shall retain its lien on all of Debtor's assets as provided by UBOC's loan documents and security instruments. Debtor shall execute an amended Promissory Note in favor of UBOC and such other amended loan documentation as UBOC may reasonably require, providing for payment of the remaining balance of UBOC's claim, including principal, interest, costs and attorneys fees. Under the amended Promissory Note, UBOC shall receive monthly payments of $35,000.00 principal, plus interest at the non-default rate set forth in the original note executed by Debtor in favor of UBOC, on the remaining balance, beginning on the last day of the first month that is after the Effective Date and continuing through June 2003. In addition, UBOC shall receive, within 13 days of the Effective Date and 5 business days of August 31, 2002, an amount equal to 5% of the Debtor's cash balance with the first payment calculated as of August 31, 2001; provided however that such amount shall not be less than $70,000.00. In no event shall any payment made to UBOC be from the Elective Creditor Distribution Fund or the Semi-Annual Distribution Fund, nor shall UBOC have a security interest in or any other lien on the Elective Creditor Distribution Fund, the Semi-Annual Distribution Fund, any letter of credit or deposit account established in connection with the Working Capital revolving unsecured loan provided under Section 5.1 hereof, and any security interests created in either such fund or in such deposit account in favor of Class 4 Creditors shall not violate the terms of the UBOC loan documents. In addition, the Working Capital revolving unsecured loan provided under Section 5.1 hereof shall not be deemed or construed to violate any negative covenant contained in the UBOC loan documents relating to additional debt. The remaining balance will become due and payable on June 30, 2003. All other terms of the original note shall apply, including UBOC's remedies upon default; provided, however, that UBOC may not commence foreclosure proceedings absent a grant of relief from the automatic stay of U.S.C. § 362 by the Bankruptcy Court, until all Class 4 Claims are either paid in full or are disallowed by Final Order of the Bankruptcy Court.

    4.2.2.2  Class 2(b)

    As of the Effective Date, Debtor expects the balance owing to SCP to be approximately $368,000 (U.S.). SCP shall retain its lien on all of Debtor's assets as provided by SCP's loan documents and security instruments. The remaining balance owed under SCP's loan documents and security instruments, including, without limitation, principal, interest, costs and attorneys fees, shall be subordinated in full and deferred until all Class 4 Claims are either paid in full or are disallowed by Final Order of the Bankruptcy Court and the Debtor and SCP shall enter into a Subordination and Deferral Agreement to that effect. SCP shall not receive any monthly payments under the original note until all Class 4 Claims have either been paid in full or are disallowed by Final Order of the Bankruptcy Court and the Subordination and Deferral Agreement shall so provide. Interest accrued but unpaid on SCP'S original note shall be added to principal on the first anniversary of the accrual of such interest and shall thereafter bear interest. All terms of the original note shall apply, including SCP's remedies upon default; provided, however, that SCP may not commence foreclosure proceedings absent a grant of relief from the automatic stay of U.S.C. § 362 by the Bankruptcy Court, until all Class 4 Claims are either paid in full or are disallowed by Final Order of the Bankruptcy Court.

  4.2.3  Class 3 (Convenience Claims)

    Class 3 consists of all Allowed Convenience Claims. Class 3 is impaired. Convenience Class Claims are all Allowed Claims of $1,650 or less or Allowed Claims which are voluntarily reduced to $1,650 by the Holders of those Claims. Any Holder of an Allowed Unsecured Claim in an amount greater than $1,650 may voluntarily reduce the aggregate amount of all of such Holder's Unsecured Claims to $1,650 and have those Claims treated as a Convenience Claim. To make such an election, the Holder must mark the Ballot appropriately and return the Ballot to counsel for the Debtor at the address set forth on the Ballot on or before the Ballot Date. Such an election shall constitute a waiver of the amount of the Allowed Claim in excess of $1,650, and the Holder of such Allowed Claim shall be deemed to release the Debtor, its affiliates and others set forth in the section entitled "Exculpation" below from any and all liability for such excess amount. Each Holder of an Allowed Class 3 Claim will be paid in full without interest, on the Initial Distribution Date.

  4.2.4  Class 4 (General Unsecured Claims)

    Class 4 consists of Unsecured Claims that are not included in any other Class. Class 4 is impaired. A list of the Claims that are in Class 4 and Debtor's estimate of the anticipated Allowed Amount of such claims is attached to the Disclosure Statement as Exhibit "C."

    All Holders of Class 4 Claims shall be afforded an election regarding the treatment of their Allowed Class 4 claim, as set forth below. Class 4 Claimants shall elect the treatment of their Allowed Claim by marking the Ballot appropriately and returning the Ballot to counsel for the Debtor on or before the Ballot Date. For any Class 4 Claimant who fails to mark the Ballot appropriately or fails to return the Ballot on or before the Ballot Date, such Class 4 Claimant shall be deemed to have elected treatment under the General Treatment of section 4.2.4.1. The Debtor shall endeavor, as practicable, to make payments on undisputed portions of Claims.

    4.2.4.1  General Treatment

    All Holders of Class 4 Claims who elect under the General Treatment by marking the Ballot appropriately and returning the Ballot to counsel for the Debtor on or before the Ballot Date or who have deemed to elect by failing to mark the Ballot appropriately or failing to return the Ballot to counsel for the Debtor on or before the Ballot Date shall receive Promissory Notes executed by the Reorganized Debtor for the full amount of their Allowed Class 4 Claims, with simple interest at the rate of nine percent (9%) per annum, to be paid in semi-annual fully amortized payments on September 30 and May 31 of each year over the Plan Term and the first semiannual installment shall be made on the Initial Distribution Date. Holders of Allowed Class 4 Claims shall receive the Class 4 Notes on or before the Initial Distribution Date. On a semi-annual basis, the Reorganized Debtor shall deposit into the Semi-Annual Distribution Fund ten (10) days prior to each semiannual installment required to be distributed hereunder (i) an amount to ensure payment in full of each semiannual installment required to be distributed hereunder on the Class 4 Notes and (ii) Excess Cash. Each Holder of a Class 4 Note shall receive its Pro Rata Share of the Semi-Annual Distribution Fund as its semi-annual installment, until such claim is paid in full, with post-Effective Date interest. Should a Class 4 Claimant fail to mark the Ballot appropriately or fail to return the Ballot by the Ballot Date, such Allowed Class 4 Claim shall be treated under this section. In the event of (i) a liquidation of the Reorganized Debtor, (ii) a sale of all or substantially all of the assets of the Reorganized Debtor, (iii) a merger or consolidation of the Reorganized Debtor with or into another entity that results in the Holders of Series A Preferred Stock and Common Stock of the Reorganized Debtor immediately prior to such merger or consolidation owning less than 50% of the voting stock of the entity surviving such merger or consolidation, or (iv) the sale by SCP, in one or more transactions, of the Series A Preferred Stock and/or Common Stock of the Reorganized Debtor representing more than 50% of the outstanding voting power of the Reorganized Debtor to an unaffiliated third party or parties, then any unpaid balance owing to the Holder of a Class 4 Note shall become immediately due and shall be paid forthwith, without prepayment penalty, and payable without further order of the Bankruptcy Court and the Class 4 Note shall so provide. Holders of Allowed Class 4 Claims who receive Class 4 Notes not electing treatment pursuant to Section 4.2.4.2 hereof are hereby granted a first priority security interest in the Semi-Annual Distribution Fund to secure payment and performance of all obligations of the Debtor hereunder to such Class 4 Creditors and the Class 4 Note shall so provide. The Semi-Annual Distribution Fund shall be maintained in an interest bearing trust account at one or more depositories approved by the United States Trustee and shall be held in trust for creditors who receive Class 4 Notes. In an event of a default of the Class 4 Note, Holders of Class 4 Notes shall have immediate access to the Semi-Annual Distribution Fund and the Class 4 Note shall so provide. The Semi-Annual Distribution Fund shall not be used for any other purpose other than the payment of the Class 4 Notes, nor shall the Fund or any portion thereof be transferred, hypothecated, pledged or assigned by the Debtor, directly or indirectly, until all Class 4 Claims either have been paid in full or are disallowed by Final Order of the Bankruptcy Court. There shall be no set aside or distribution of any amount of the Semi-Annual Distribution Fund for any portion of any claim of any Holder or any claim other than a Class 4 Claim, or for any Holder of a Class 4 Claim unless such claim is an Allowed Claim.

    4.2.4.2  Elective Treatment

    Pursuant to Section 5.1 below, SCP, the Debtor's single largest shareholder (and perhaps other equity holders of Debtor) will be contributing Capital to the Reorganized Debtor to be deposited in the Elective Creditor Distribution Fund. Each Holder of a Class 4 Claim may elect to receive a lump sum cash payment equal up to 65% of its Allowed Class 4 Claim on the Initial Distribution Date. Holders of Class 4 Claims who elect under the Elective Treatment shall mark the Ballot appropriately and return the Ballot to counsel for the Debtor on or before the Ballot Date at the address set forth on the Ballot. For those Allowed Class 4 Claims making such an election, they shall be deemed to waive and forego any payment on the remaining portion of such Allowed Class 4 Claim not paid in cash or Class 4 Notes as set forth herein as against Debtor, Debtor's Estate, Reorganized Debtor, or any affiliates, officers, directors or shareholders thereof, and others set forth in the section entitled "Exculpation" hereof, upon receipt of the Pro Rata cash portion together with the issuance of the Class 4 Note, if necessary, on account of that Holder's Class 4 Claims; provided, however, that nothing contained herein shall be deemed a waiver of the rights of Holders under any note issued hereunder, including Class 4 Notes.

    It is possible that the amount of electing creditors will exceed the amount of the Elective Creditor Distribution Fund. In this event and to the extent that the Elective Creditor Distribution Fund is exhausted through only partial satisfaction of Allowed Class 4 Claims that have elected treatment under the Elective Treatment in satisfaction of their Allowed Class 4 Claim, each Holder of a Class 4 Claim electing payment through the Elective Treatment shall receive, on account of that portion of such Allowed Class 4 Claim not satisfied through the Elective Creditor Distribution Fund, after the Initial Distribution Date, payment of such portion of their Allowed Class 4 Claim pursuant to Section 4.2.4.1 hereof which may result in an overall payment of more than 65%, but less than 100%, over time.

    For example, if a creditor with a $200 Allowed Class 4 Claim elects treatment under the Elective Treatment of the Plan, and the Elective Creditor Distribution Fund is not exhausted by payment of 65% of the Allowed Class 4 Claims, such Claimant shall receive payment of $130 in cash on the Initial Distribution Date (which is 65% of the $200 claim), in full satisfaction of such Holder's Allowed Class 4 Claim. However, if the Elective Creditor Distribution Fund is oversubscribed such that the Holder only receives a Pro Rata payment on only one-half of the creditor's Allowed Class 4 Claim (e.g. the creditor receives $65 which represents only one-half of the creditor's 65% share of its $200 Allowed Class 4 Claim) on the Initial Distribution Date, such creditor shall receive, in addition to $65 cash, a Class 4 Note in the face amount of the remaining one-half of its Allowed Class 4 Claim (e.g. $100) pursuant to Section 4.2.4.1 hereof for a total payment of $165 ($100 of which is paid over time). There shall be no set aside or distribution of any amount of the Elective Creditor Distribution Fund for any portion of any claim of any Holder or any claim other than a Class 4 Claim, or for any Holder of a Class 4 Claim unless such claim is an Allowed Claim.

  4.2.5  Class 5 (Specified Allowed Unsecured Claims)

    Class 5 consists of the Allowed Unsecured Claims of Landlords who have entered into post-Petition lease amendments with the Debtor, which amendments have been or will be approved by the Bankruptcy Court as of the Effective Date of the Plan. The Landlords are: Coudures Family Ltd. Partnership (Perris), Economic Development Agency for the City of San Bernardino (S.B.) and Oceanside Mission Marketplace, Inc. (MM13). Pursuant to the lease amendments, Holders of Class 5 Allowed Claims shall not be paid, and no monies shall be set aside, as such Holders are required to forbear from any payment on such Claims as long as the Debtor is not in default under the leases, as amended. In the event of default under the leases, as amended, the Class 5 Claims will be entitled to exercise their remedies under the leases, as amended. Class 5 is unimpaired.

  4.2.6  Class 6 (Equity Holders)

    The current Holders of Interests in the Debtor, including options and warrants, and their percentage ownership in the Debtor are set forth in Exhibit "D" to the Disclosure Statement.

    On the Effective Date, all Interests in the Debtor will be canceled and voided, and of no force and effect. Pursuant to section 5.2, each Holder of any Old Common Stock in the Debtor as of the Record Date, which such Old Common Stock is being cancelled in its entirety as of the Effective Date, shall be entitled to receive new Common Stock of the Reorganized Debtor share for share in relation to such Holder's Old Common Stock in the Debtor and Series A Preferred Stock and Common Stock of the Reorganized Debtor based upon such Holder's Pro Rata Capital Contribution as set forth in section 5.2, only to the extent that (1) such Holder of Old Common Stock contributes cash to the Elective Creditor Distribution Fund on or before the Effective Date, in an amount equal to the product of (a) its proportionate ownership interest of Old Common Stock multiplied by (b) $1,219,500, as specified below, and (2) such Holder of Old Common Stock marks the Ballot appropriately and returns the Ballot to counsel for the Debtor on or before the Ballot Date. The Series A Preferred Stock and Common Stock shall only be issued to such Holders of Old Common Stock who both made a Capital Contribution and were also Holders of Old Common Stock as of the Record Date. A Holder of Old Common Stock shall not be permitted to make a contribution in excess of or in an amount smaller than the contribution determined based upon such Holder's proportionate ownership interest of the Old Common Stock as of the Record Date as specified in Section 5.2. Any such contribution must be payable to CinemaStar Luxury Theaters, Inc. and sent to: Donald Harnois, Jr., Chief Financial Officer, CinemaStar, 7220 Avenida Encinas, Suite 203, Carlsbad, CA 92009, and received on or before the Effective Date. If any such contribution is NOT received on or before the Effective Date or the Holder of such Old Common Stock fails to mark the Ballot appropriately and return the Ballot to counsel for the Debtor on or before the Ballot Date, then any election to contribute shall be null and void.

    On or before the Initial Distribution Date, the Series A Preferred Stock and Common Stock shall be issued to all Holders of Old Common Stock who mark the Ballot appropriately and return the Ballot to counsel for the Debtor on or before the Ballot Date and make their Pro Rata contribution to the Elective Creditor Distribution Fund.

    Each Holder of Old Common Stock in Class 6 which does not contribute to the Elective Creditor Distribution Fund shall receive from the Debtor on the Initial Distribution Date, and in full satisfaction of such Holder's Interests hereunder, an interest free promissory note for the value of such Old Common Stock as determined by the Bankruptcy Court. Such promissory notes shall be subordinated to the payment in full of all Class 4 Claims. Such subordination shall be lifted once all Class 4 Claims are either paid in full or disallowed by Final Order of the Bankruptcy Court. These promissory notes to be issued to such Holders of Old Common Stock shall be due and payable no later than one year after all Class 4 Claims are either paid in full or disallowed by Final Order of the Bankruptcy Court, and may be prepaid in whole or in part by the Reorganized Debtor at its discretion during that one-year period.

V.
WORKING CAPITAL LINE AND CAPITAL CONTRIBUTION

5.1 Working Capital Line

    SCP shall make a Working Capital revolving unsecured loan to the Reorganized Debtor on the Effective Date. The total loan availability will be in the total amount of: 1) the amount not utilized for the Elective Treatment as contributed by SCP pursuant to section 5.2 of the Plan; plus 2) $250,000.

Funds from the revolving loan can be drawn upon only in the event that the Reorganized Debtor's Working Capital is less than $250,000, and the draw will be permitted only to the extent Working Capital is less than $250,000. The loan will be supported by a letter of credit or deposit account, if such deposit account is agreed to by the OCC and SCP, in place prior to the Effective Date. The loan will be an unsecured loan, at the lower of 11% or the maximum rate of interest allowed under California law to be determined as of the Effective Date, on standard commercial terms, without subordination to Allowed Class 4 Claims. The Debtor will, as soon as possible, repay any amounts actually drawn. The Working Capital line will terminate after all Class 4 Claims are either paid in full or are disallowed by Bankruptcy Court Final Order

5.2 Capital Contribution

    SCP is the Holder of approximately 82% of the Old Common Stock of Debtor. SCP is also the Holder of a secured promissory note in the approximate amount of $368,000 from Debtor, as described in Section 4.2.2.2 hereof. On or before the Effective Date, SCP shall make a capital contribution to the Debtor in the form of a contribution of an amount up to $1,000,000.00 (U.S.), as necessary to fund the Elective Creditor Distribution Fund for those Holders of Allowed Class 4 Claims which will receive the Elective Treatment set forth in Section 4.2.4.2 (the "SCP Capital Contribution"). The SCP Capital Contribution and all other contributions made by Holders of Old Common Stock other than SCP (the "Non-SCP Capital Contributions" and, together with the SCP Capital Contribution, the "Capital Contributions") shall be paid into the Elective Creditor Distribution Fund as soon as they are received by the Debtor, and this Fund shall be held in trust for and subject to a security interest of all Allowed Class 4 Claimants who will receive the Elective Treatment set forth in Section 4.2.4.2 until all such Class 4 Claimants either are paid in full or their Claims are disallowed by Final Order of the Bankruptcy Court. Each Class 6 Holder of Old Common Stock who wishes to receive Series A Preferred Stock and Common Stock in the Reorganized Debtor shall make a Capital Contribution in an amount equal to the product of (x) such Holder's proportionate ownership interest of all Old Common Stock multiplied by (y) $1,219,500. The aggregate amount of all Non-SCP Capital Contributions shall not exceed $219,500 (which represents approximately 18% of the amount of all Old Common Stock held by stockholders of the Debtor other than SCP) multiplied by $1,219,500. No Holder of Old Common Stock shall have the right to contribute more or less than such Holder's proportionate amount of the Capital Contributions as set forth in section 4.2.6 hereof and based upon such Holder's proportionate ownership interest of the Old Common Stock as set forth on Exhibit "D" to the Disclosure Statement.

    On or before the Initial Distribution Date, SCP and all other electing and contributing Holders of Old Common Stock (who comply with section 4.2.6 hereof and this Section 5.2) shall be issued new Common Stock in the Reorganized Debtor share for share in relation to such Holder's Old Common Stock in the Debtor and Series A Preferred Stock and Common Stock in the Reorganized Debtor in proportion to the actual Capital Contributions made by all such Holders under this section. However, Series A Preferred Stock and Common Stock in the Reorganized Debtor will not be issued until the Bankruptcy Court enters an Order determining the going concern value of the Company. Subject to the limits set forth in the next sentence, the Series A Preferred Stock will pay cumulative compound dividends of 11% per annum and shall be payable on the sale, merger, consolidation, or liquidation of the Reorganized Debtor or upon the redemption of the Series A Preferred Stock, or when and as declared by the Board of Directors of the Reorganized Debtor, in cash or shares of Series A Preferred Stock. Notwithstanding anything else herein or in this Plan to the contrary, no dividends, redemption, liquidation preference or payment of any kind on Series A Preferred Stock or Common Stock shall be paid in cash by the Reorganized Debtor until Holders of Class 4 Claims are either paid in full or are disallowed by Final Order of the Bankruptcy Court. No dividends shall be paid to Holders of Common Stock or other preferred stock until Holders of Class 4 Claims are either paid in full or are disallowed by Final Order of the Bankruptcy Court and until the Series A Preferred Stock has been redeemed in full unless otherwise consented to by the Holders of a majority of the outstanding shares of Series A Preferred Stock. Upon liquidation, the Holders of Series A Preferred Stock will receive, in preference to Holders of Common Stock and other preferred stock, an amount equal to the stated value per share, plus accrued but unpaid dividends thereon, provided, however, that all Class 4 Claims either are paid in full or are disallowed by Final Order of the Bankruptcy Court. Any consolidation, or merger of the Reorganized Debtor or a sale of all or substantially all of its assets will be deemed a liquidation, unless waived by Holders of a majority of the Series A Preferred Stock.

    At any time after all Class 4 Claims have either been paid in full or disallowed by Final Order of the Bankruptcy Court, the Reorganized Debtor must redeem the Series A Preferred Stock at the Stated Value per share plus accrued but unpaid dividends unless waived in writing by the Holders of such preferred stock. The redemption must occur no later than sixty (60) days after all Class 4 Claims have either been paid in full or disallowed by Final Order of the Bankruptcy Court. The Series A Preferred Stock will have voting rights necessary and appropriate to protect its rights, preferences and privileges as well as such other voting rights as may be customary.

    In determining whether to elect to make a Capital Contribution and receive Series A Preferred Stock and Common Stock, Holders of Old Common Stock should consider that the Debtor expects that for the foreseeable future there will be no trading market for such Series A Preferred Stock and Common Stock and thus that the Series A Preferred Stock and Common Stock will be highly illiquid.

    All shares of Series A Preferred Stock and Common Stock issued pursuant to the terms of the Plan shall be in compliance with 11 U.S.C. § 1123(a)(6).

    The Capital Contributions shall be deposited in the Elective Creditor Distribution Fund on or before the Effective Date. The Elective Creditor Distribution Fund shall be held in an interest bearing account in trust for creditors who are to receive the Elective Treatment provided in section 4.2.4.2 hereof, and all monies contributed thereof and held therein shall be used for no purpose other than to make the payments required under section 4.2.4.2 hereof to said Creditors, who are hereby granted a first priority security interest in the Elective Creditor Distribution Fund to secure said payments. The Debtor further shall not transfer, hypothecate, pledge, or assign the Elective Creditor Distribution Fund or any portion thereof, directly or indirectly. In the event there is a stay of distribution on the Initial Distribution Date that remains in effect more than 60 days, the parties contributing funds into the Elective Creditor Distribution Fund will be entitled to reimbursement of such funds and the Confirmation Order shall be revoked.

    The securities issued hereunder to Holders of Old Common Stock are principally in exchange for a claim against, an interest in, or a claim for an administrative expense and partly for cash in compliance with 11 U.S.C. § 1145(a)(1).

VI.
CONDITION TO CONFIRMATION

    The Confirmation of the Plan is conditioned upon documents being executed by SCP and evidencing the Working Capital revolving unsecured loan to the Reorganized Debtor, supported by a letter of credit or deposit account, if such deposit account is agreed to by the OCC and SCP, of up to the amount not utilized for the Elective Treatment as contributed by SCP pursuant to Section 5.2, plus $250,000.00. In the event Confirmation is not supported by the OCC, Debtor may pursue confirmation of a different Plan of Reorganization, subject to the provisions of 11 U.S.C. § 1127, which shall in any event be consistent with the treatment of Class 2(a) set forth herein, but may otherwise vary greatly.

VII.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

7.1 Assumption of Executory Contracts and Unexpired Leases

    All Executory Contracts and Unexpired Leases designated by the Debtor in a notice filed with the Bankruptcy Court prior to the Confirmation Date will be assumed by the Reorganized Debtor on the Confirmation Date ("Assumption/Rejection Notice"). All Executory Contracts and Unexpired Leases which have not been specifically designated for assumption in the Assumption/Rejection

    Notice or otherwise assumed prior to the Confirmation Date are hereby rejected.

7.2 Cure of Defaults

    As to any Executory Contract or Unexpired Lease designated for assumption in the Assumption/Rejection Notice, the Reorganized Debtor shall, pursuant to the provisions of Bankruptcy Code § 1123(a)(5)(G) and solely to the extent required therein, set forth the cure amount existing under and pursuant to such Executory Contracts or Unexpired Leases in the Assumption/Rejection Notice. Any party to such Executory Contract or Unexpired Lease shall have twenty (20) days from service of such notice to file and serve an Objection to the Assumption/Rejection Notice. In any event, if the cure amount stated in any Objection to the Assumption/Rejection Notice exceeds that amount set forth in the Assumption/Rejection Notice, the Debtor shall have the right to reject the Executory Contract or Unexpired Lease. If no Objection to the Assumption/Rejection Notice is filed and received by the Debtor by the date stated herein, the Debtor shall cure the default by paying the amount, if any, provided in the Assumption/Rejection Notice and such Unexpired Lease or Executory Contract shall be deemed assumed as provided herein.

    Any individual or entity holding a Claim based upon the rejection of an Executory Contract or Unexpired Lease pursuant to this Article must, unless previously filed, within 30 days after the service of the above-described Assumption/Rejection Notice, file and serve on the Debtor's counsel a Proof of Claim with the Bankruptcy Court. Such Claims shall be treated as Class 4 Claims unless the Bankruptcy Court orders otherwise. The failure of any such individual or entity to file and serve a Proof of Claim within the specified time period set forth herein will result in the disallowance of such Claim. However, if the Debtor files and serves, within 30 days of the filing of such Proof of Claim, an objection in writing to the amount set forth in such Proof of Claim, the Bankruptcy Court shall determine the amount actually due and owing with respect to the defaults or shall approve the settlement of any such claims. Payment of an amount claimed in such a Proof of Claim or in an amount determined by the Bankruptcy Court shall be in full satisfaction, discharge and cure of all such defaults (including any other Claims filed by any such party as a result of such defaults). Payment of such Claims shall be made on the later of (a) 15 days after the expiration of the 30-day period for filing an objection with respect to any Proof of Claim filed and served pursuant to this Section, or (b) 15 days after the Claim has been allowed by a Final Order.

VIII.
MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

8.1 Continuity of Corporation

    On the Effective Date, the Company will continue to operate its business, and shall continue to actively seek to enter into Gross Receipts Management Contracts for collateral theater sites.

    Reorganized Debtor shall continue to be the 100% shareholder of CinemaStar Luxury Theaters S.A. de C.V., the Debtor's Tijuana subsidiary. The Plan Confirmation Order shall operate as a formal dissolution of its subsidiary, CinemaStar Luxury Cinemas, Inc., Tax ID No. 33-0525383, as that entity has no operations or assets. The Reorganized Debtor shall continue to prosecute the preference actions, fraudulent conveyance actions, and lawsuits described in the Disclosure Statement, as may be appropriate.

    All causes of action and claims of any nature, including authority to prosecute such claims and causes of action, shall be vested in the Reorganized Debtor. All claims against Claimants or Creditors, on any theory whatsoever, are preserved, as either offsets to claims or otherwise, and all Claimants are hereby on notice that Reorganized Debtor may pursue such claims against them, post-confirmation.

8.2 Authority to Effectuate Plan

    On the Effective Date, Donald H. Harnois, Jr. or his successor shall be authorized to take all actions and execute any documents on behalf of the Reorganized Debtor as reasonably necessary or appropriate to effectuate the implementation of the Plan.

8.3 Payment of Administrative Expenses

    Each Holder of an Allowed Administrative Claim that has not had such Person's Allowed Administrative Claim satisfied during the Case will be paid in full in cash on the later of (i) the Initial Distribution Date, (ii) if disputed (or, in the case of an Administrative Claim owing to a Professional, not yet Allowed), as soon as practicable after entry of an Order Allowing the Administrative Claim, and (iii) the date on which the distribution to the Holder of the Allowed Administrative Claim would have been due and payable in the ordinary course of business or under the terms of any agreement giving rise to the Allowed Administrative Claim, except as noted herein.

8.4 Payment of Initial Distribution

    On the Initial Distribution Date, the Reorganized Debtor shall distribute (without reserve for Class 4 Claims not yet Allowed Class 4 Claims) to each Holder of an Allowed Class 4 Claim that chooses the Elective Treatment, the Pro Rata Share of up to $1,219,500, which shall be deposited on or before the Effective Date, in the Elective Creditor Distribution Fund, and disbursed pursuant to Section IV.

8.5 Payment of Convenience Claims

    On the Initial Distribution Date, the Reorganized Debtor shall pay, in cash, all Convenience Claims that are not Disputed Claims.

8.6 Post-Confirmation Existence of the Creditors' Committee

    Except as provided herein to the contrary, the Official Creditors' Committee of CinemaStar ("OCC") shall be dissolved upon Confirmation of the Plan. Any claims held by the OCC for the benefit of Debtor, including but not limited to any of the causes of action or claims against John Ellison, Alan Grossberg and Russell Seheult, shall be assigned to the Reorganized Debtor. In addition to the Reorganized Debtor, and notwithstanding anything herein to the contrary, the OCC shall retain the right to:

  (a)
  Object to Administrative Expenses of professionals employed or sought to be employed in the Case.

  (b)
  Object to Class 4 unsecured claims and pursue adversary proceedings against Holders of Class 4 Claims, including but not limited to John Ellison, Alan Grossberg and Russell Seheult.

  (c)
  Reactivate the OCC and reactivate employment of counsel to the OCC, upon default under the Plan.

  (d)
  The OCC shall continue to employ counsel to assist it in the foregoing. All allowed expenses for counsel to the OCC will be paid by the Reorganized Debtor upon entry of a Final Order.

IX.
RESOLUTION OF CLAIMS

9.1 Time for Filing Administrative Claims

    Notwithstanding any rule of law or prior court order to the contrary, all Holders of Administrative Claims (that may arise under 11 U.S.C. Section 503) against the Debtor must file such Claim, and serve same upon Debtor's counsel, within thirty (30) days following the Confirmation Date. Except in the ordinary course of administrative claims, a hearing on Administrative Claims of Professionals shall be held in this Court September 13, 2001 at 2:00 p.m., or as soon thereafter as practicable, for allowance of said Claim. Any such Administrative Claim not filed and served in accordance herewith may be denied any payment by the Reorganized Debtor.

    All Professionals shall be entitled to payment of their post-confirmation fees and reimbursement of expenses on a monthly basis. Professionals shall serve a detailed statement of unpaid fees and expenses on the Reorganized Debtor and upon the counsel for the Reorganized Debtor. If there is no objection to the requested fees and expenses within ten (10) days of service by the Professional, all fees and costs shall be paid in full. If there is an objection to a portion of the requested fees and costs, the undisputed portion of fees and costs shall be paid timely and the amount of the disputed fees and expenses shall be reserved pending resolution of the objection by (i) written agreement between the Professional and the Reorganized Debtor or (ii) Final Order of the Bankruptcy Court.

9.2 Objection Deadline

    Unless another date is established by the Bankruptcy Court, all objections to Claims (other than with respect to Administrative Claims or Rejection Claims) or Interests shall be filed and served on the Holders of such Claims of Interest by the later of (i) twenty (20) days after the Effective Date or (ii) twenty (20) days after the particular Proof of Claim has been timely filed and served on Debtor's counsel pursuant to the terms of this plan, except as extended by (A) an agreement between the Claimant and the Debtor or Reorganized Debtor, if the Proof of Claim is filed before the Effective Date; or (B) an agreement between the Claimant and the Reorganized Debtor if the Proof of Claim is filed after the Effective Date.

9.3 Settlement of Certain Claims

    After the Effective Date, the Reorganized Debtor shall have authority to settle or compromise objections to Administrative Claims, Secured Claims, Priority Claims, or Unsecured Claims. Notwithstanding any prior order of the Bankruptcy Court or the provisions of Bankruptcy Rule 9019, from and after the Effective Date, the Reorganized Debtor may settle or compromise any Administrative Claims, Secured Claims Priority Claims, or Unsecured Claims without the approval of the Bankruptcy Court.

X.
DISBURSEMENTS UNDER THE PLAN

10.1 Obtaining Cash and Distribution of Cash

    The Reorganized Debtor shall ensure that on the Initial Distribution Date it shall have sufficient cash on hand to make the payments required to be made by it under the Plan on the Initial Distribution. As set forth in section 5, all cash necessary for the Reorganized Debtor to make payments to Allowed Class 4 Creditors under the Elective Treatment shall be obtained from Capital

Contributions set forth in Section 5.2 hereof, the Debtor's cash on hand, cash from operations and, if necessary, from the Working Capital line.

    Except as otherwise provided in the Plan, cash required to be distributed to Holders of Allowed Claims (including interest to the extent payable) under the Plan shall be distributed on the later of the following dates: (i) the Initial Distribution Date or as soon as practicable thereafter, but in no event more than 5 days after the Effective Date; and (ii) to the extent a Claim becomes an Allowed Claim after the Effective Date, the Allowance Date or as soon as practicable thereafter, but in no event more than 30 days thereafter.

10.2 Delivery of Distributions; Unclaimed Property; Undeliverable Distributions

    Distribution to Holders of Allowed Claims shall be made: (i) at the addresses set forth on the respective Proofs of Claim filed by such Holders; (ii) at the addresses set forth in any written notices of address change delivered to the Reorganized Debtor, after the date of any related Proof of Claim; or (iii) at the addresses reflected in the applicable Debtor's schedule of assets and liabilities filed in the Case if no Proof of Claim has been filed and the Reorganized Debtor has not received a written notice of a change of address.

    The Reorganized Debtor shall make a good faith effort to attempt to locate any Holder of an Allowed Claim. If the distribution to the Holder of any Allowed Claim is returned to the Reorganized Debtor as undeliverable, no further distribution shall be made to such Holder unless and until the Reorganized Debtor is notified in writing of such Holder's then current address. Undeliverable distributions shall remain in the possession of the Reorganized Debtor until such time as a distribution becomes deliverable. Unclaimed cash distributions shall be held in trust in a segregated bank account in the name of the Reorganized Debtor for the benefit of the potential claimants of such funds, and shall be accounted for separately.

    Any Holder of an Allowed Claim who does not assert a Claim for an undeliverable distribution within one year after the later of the Effective Date or the applicable Allowance Date shall no longer have any claim to or interest in such undeliverable distribution and shall be forever barred from receiving any distribution under the Plan. Any unclaimed cash, including interest earned thereon, shall be returned to the Semi-Annual Distribution Fund. At least 90 days prior to the expiration of such one year period, the Reorganized Debtor shall publish notice of the amount of such unclaimed distributions and the Persons entitled to receipt thereof in a newspaper having national circulation.

10.3 Manner of Payments Under the Plan

    Except as otherwise required or provided by any applicable agreement, any cash payment to be made by the Reorganized Debtor pursuant to the Plan may be made by a check drawn on a United States bank selected by the Reorganized Debtor and on the approved list circulated by the United States Trustee.

10.4 Setoffs

    The Reorganized Debtor shall, to the extent permitted under applicable law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim, the claims, rights and causes of action of any nature that Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim which are not otherwise waived, released or compromised in accordance with the Plan; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or Reorganized Debtor of any such claims, rights and causes of action that they may possess against such Holder.

XI.
CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN

    Notwithstanding any other provision of the Plan or the Confirmation Order, the Effective Date of the Plan shall not occur, and the Plan shall not be binding on any party, unless and until each of the following conditions has been satisfied or waived in writing by the Reorganized Debtor. As conditions precedent to the effectiveness of the Plan (a) there shall not be any stay in effect with respect to the Confirmation Order, (b) the SCP Capital Contribution, as specified in section 5.2, shall be received and deposited by the Debtor in the Elective Creditor Distribution Fund on or before the Effective Date, and (c) the Effective Date shall occur no later than December 31, 2001.

    In the event Confirmation is not consensual with the OCC, the terms and conditions contained in the Plan of Reorganization Originally Dated and Filed June 4, 2001, and not as set forth in the Amended Plan herein, shall be in full force and effect, except with respect to the treatment of Class 2(a) which shall in any event be consistent with the treatment set forth herein. In such an event, the Debtor shall comply with the provisions of 11 U.S.C. § 1127.

    The Confirmation Order and all provisions of this Plan shall be deemed annulled at such time as a condition to the Effective Date, that has not been waived in a writing executed by the Debtor/Reorganized Debtor, can no longer occur.

XII.
CRAM DOWN REQUEST

    If all applicable requirements for confirmation of the Plan are met as set forth in Bankruptcy Code § 1129(a)(1)-(13), except subsection (8) thereof, the Proponent intends to request that the Bankruptcy Court confirm the Plan pursuant to Bankruptcy Code § 1129(b), notwithstanding the requirements of Bankruptcy Code § 1129(a)(8), on the basis that the Plan is fair and equitable and does not discriminate unfairly with respect to any dissident, impaired class.

XIII.
RETENTION OF JURISDICTION

    The Bankruptcy Court shall retain jurisdiction to the fullest extent permitted by law.

XIV.
MISCELLANEOUS PROVISIONS

14.1 Governing Law

    Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

14.2 Headings

    The headings of the Articles, paragraphs, and sections of the Plan are inserted for convenience only and shall not affect the interpretation thereof.

14.3 Revocation

    The Proponent may revoke or withdraw the Plan prior to the Confirmation Date. If the Proponent revokes or withdraws the Plan, then the Plan shall be null and void and, in such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against, or any interests in, the Debtor or the Debtor's estate or any other Person or to prejudice in any manner the rights of the Debtor, the Debtor's estate, or any Person in any further proceedings involving the Debtor. In the event the Proponent revokes or withdraws the Plan, any consents to said Plan given by the OCC likewise may be revoked or withdrawn.

14.4 Successors and Assigns

    The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor or assign of such Person.

14.5 Time

    Bankruptcy Rule 9006(a) shall apply to the computation of any period of time prescribed or allowed by the Plan.

14.6 Construction

    The rules of construction set forth in Bankruptcy Code § 102 shall apply to the construction of the Plan. In addition, the words "herein", "hereof", "hereto", "hereunder" and others of similar import refer to the Plan as a whole and not to any particular Article, Section, subsection, or clause contained in the Plan. Any reference in the Plan to an existing document or Exhibit means such document or Exhibit as it may have been amended, restated, modified or supplemented as of the Effective Date.

14.7 Amendments

    The Plan may be amended, modified or supplemented by the Proponent before the Effective Date and by the Reorganized Debtor after the Effective Date, in each case only in the manner provided for by Bankruptcy Code § 1127 and Bankruptcy Rule 3019. In the event that the Proponent amends, modifies or supplements the Plan without the consent of the OCC or UBOC, the OCC and UBOC likewise may amend, modify or supplement any consent to the Plan given prior thereto.

14.8 No Interest or Attorneys' Fees

    No post-petition interest or attorneys' fees shall be paid with respect to any Unsecured Claims except as allowed by a Final Order of the Bankruptcy Court.

14.9 Exculpation

    Neither Debtor, the Reorganized Debtor, the OCC (including 20th Century Fox and Paramount Pictures), nor any of their present or former officers, directors, partners, affiliates, shareholders, employees, members, agents, advisors, professional persons, including counsel, and representatives of each of the foregoing, except with respect to those claims preserved in the Disclosure Statement to be pursued by the Reorganized Debtor or already the subject of litigation by the Debtor, the estate or the OCC (including litigation pending against John Ellison, Alan Grossberg and Russell Seheult), shall have or incur any liability to any Creditor electing treatment under Class 3 (Convenience Claims) or any Creditor selecting "Elective Treatment" under Class 4 (General Unsecured Claims), for any acts taken or omissions made in good faith, and in compliance with applicable provisions of Title 11, in connection with or arising out of the administration of the Plan or the property to be distributed under the Plan except if such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct, and in all respects, each of such Persons listed above shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and shall be fully protected in acting or in refraining from action in accordance with such advice. The exculpation in this Section does not release any insurance policies from liability and any indemnification obligation to these parties survives the Plan but is limited to the extent of insurance proceeds only and there shall be no recovery from the Debtor, the Reorganized Debtor or the estate on account thereof.

  14.10  Retiree Benefits

    After the Effective Date, to the extent required under Bankruptcy Code § 1129(a)(13), the Reorganized Debtor shall continue to pay all retiree benefits (if any) (as that term is defined in Bankruptcy Code § 1114) maintained or established by CinemaStar prior to the Confirmation Date; provided, however, that the Reorganized Debtor shall retain all rights, if any, under all documents establishing any such retiree benefits to unilaterally modify such retiree benefits. To the Proponent's knowledge, there are no such retirement benefits.

  14.11  Compliance with Tax and Governmental Requirements

    In connection with the Plan, to the extent applicable, the Reorganized Debtor shall comply with all reporting and withholding requirements imposed on it by any governmental unit. The Reorganized Debtor shall pay post-confirmation quarterly fees to the office of the U.S. Trustee. To the extent required, the Debtor shall amend its charter to prohibit the issuance of non-voting securities and the transaction contemplated herein shall be free from charge or expense to the fullest extent allowed pursuant to 11 U.S.C. § 1146.

  14.12  Further Actions

    The Reorganized Debtor shall be authorized to execute, deliver, file or record such documents, contracts, instruments, releases and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan. The distribution of cash and the other matters provided for under the Plan shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of the Reorganized Debtor or the Bankruptcy Court.

  14.13  Plan Controls

    To the extent the terms of the Plan are inconsistent with the Disclosure Statement, the terms of the Plan shall be controlling.

  14.14  Injunction Against Claims Against the Reorganized Debtor

    Provided that the following is not inconsistent with any other provision of law, and except as otherwise provided herein, all Persons and governmental units who have held, currently hold, or may hold a Claim, Administrative Claim, or Interest against the Debtor or the estate shall be permanently enjoined from taking any of the following actions on account of any such Claim or Interest: (i) commencing or continuing in any manner any action or other proceeding against Debtor, the Reorganized Debtor, or their successors; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtor, the Reorganized Debtor, or their successors; (iii) creating, perfecting, or enforcing any lien or encumbrance against the Debtor, the Reorganized Debtor, or their successors or properties; (iv) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due to the Debtor, the Reorganized Debtor, or their successors; and (v) commencing or continuing any action, in any manner or place, that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person or Governmental Unit violating such injunction may be liable for actual damages, including costs and reasonable attorneys' fees and, in appropriate circumstances, punitive damages. This injunction shall not apply to SEC's rights to seek an injunction or other remedy in connection with its enforcement and regulatory responsibilities.

  14.15  Plan is Binding on All Parties

    The Plan shall be binding upon and govern the acts of all Persons including, without limitation, all Holders of Claims, Administrative Claims, and Interests, all filing agents or officers, title agents or companies, recorders, registrars, administrative agencies, governmental units and departments, agencies or officials thereof, secretaries of state, and all other Persons who may be required by law, the duties of their office, or contract to accept, file, register, record, or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the assets of the Debtor of Reorganized Debtor. Notwithstanding anything to the contrary herein, as specified in Section 14.9 of the Plan and otherwise in the Plan, the provisions of 11 U.S.C. § 1125(e) are expressly preserved herein to the fullest extent allowed by law.

  14.16  Limitation of Liability

    Neither Debtor or the Reorganized Debtor shall have or incur any liability to any Person for any act taken or omission made in good faith and in compliance with the provisions of Title 11, in connection with or related to formulating, implementing, confirming, or consummating the Plan (including soliciting acceptances or rejections thereof), the Disclosure Statement, or any contract, instrument, or other agreement or document entered into in connection with the Plan, or regarding any distributions made pursuant to the Plan, except as expressly provided in the Plan or such contract, instrument, or other agreement or document entered into in connection with the Plan, or except as such act taken or omission made is found by a court of competent jurisdiction to have been negligent or constitute misfeasance. In all respects, the Debtor and Reorganized Debtor shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and shall be fully protected in acting or in refraining from action in accordance with such advice. The limitation of liabilities in this Section does not release any insurance policies from liability and any indemnification obligation to such parties survives the Plan but is limited to the extent of insurance proceeds only and there shall be no recovery from the Debtor, the Reorganized Debtor or the estate on account thereof. The provisions of 11 U.S.C. § 1125(e) are expressly preserved and incorporated herein.

  14.17  Notice of Default

    The Reorganized Debtor shall provide the OCC notice of any default under the Plan to the entity or individual identified by the OCC in writing prior to the Confirmation Date.

  14.18  Tax Returns

    The Reorganized Debtor shall prepare and file, at its own expense, all local, state and federal tax returns required to be filed on behalf of Debtor for all tax periods prior to and through the Effective Date of the Plan.

DATED: AUGUST  , 2001 LUCE, FORWARD, HAMILTON & SCRIPPS LLP

By:
Margaret M. Mann Kathryn M.S. Catherwood Diana L. Donabedian Attorneys for Debtor and Debtor in Possession

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Exhibit 2
TABLE OF CONTENTS
I. INTRODUCTION
II. DEFINITIONS
III. DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS
IV. TREATMENT OF CLAIMS AND INTERESTS
V. WORKING CAPITAL LINE AND CAPITAL CONTRIBUTION
VI. CONDITION TO CONFIRMATION
VII. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
VIII. MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN
IX. RESOLUTION OF CLAIMS
X. DISBURSEMENTS UNDER THE PLAN
XI. CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN
XII. CRAM DOWN REQUEST
XIII. RETENTION OF JURISDICTION
XIV. MISCELLANEOUS PROVISIONS